Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2014 Incentive Award Plan of Sizmek, Inc. of our report dated November 22, 2013, (except for note 12 as to which the date is December 23, 2013), with respect to the combined financial statements of Sizmek, Inc. included in its Amendment No. 4 to the Registration Statement (Form 10) as of December 31, 2012 and 2011 and for each of the three years ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
February 14, 2014